Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES REDEMPTION OF RIGHTS UNDER PLAN

HOUSTON – July 8, 2009 – VAALCO Energy, Inc. (NYSE: EGY) today announced that its Board of Directors has determined to redeem the rights issued under the Company’s stockholder rights plan. This follows the Board’s previously announced decision to submit the plan for ratification at the Company’s 2009 Annual Meeting.

Pursuant to the redemption, all holders of record of VAALCO’s common stock at the close of business on July 24, 2009, the record date, will receive a one time cash distribution of $.001 per share, as provided under the plan. The Company expects the payment date to be on or about August 1, 2009. Stockholders do not have to take any action to receive the payment.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact Greg Hullinger Chief Financial Officer 713-623-0801	Media Contact Barrett Golden / Tim Lynch Joele Frank, Wilkinson Brimmer Katcher 212-355-4449